Exhibit 12.1

Computation of Consolidated Ratios of Earning to Combined Fixed Charges

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges including interest on deposits:
Income before income taxes	$4,461	$4,587	$6,065	$6,512	$6,203	$5,774	$5,868
Fixed charges	11,234	11,406	15,372	12,764	9,581	8,019	8,443

	$15,695	$15,993	$21,437	$19,276	$15,784	$13,793	$14,311

Fixed charges:
Interest Expense	$11,210	$11,385	$15,339	$12,732	$9,557	$8,005	$8,434
Interest factor in rent expense	24	21	33	32	24	14	9

	$11,234	$11,406	$15,372	$12,764	$9,581	$8,019	$8,443

Ratio of earnings to fixed charges	1.40	1.40	1.39	1.51	1.65	1.72	1.70

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges excluding interest on deposits:
Income before income taxes	$4,461	$4,587	$6,065	$6,512	$6,203	$5,774	$5,868
Fixed charges	2,611	2,835	3,942	3,896	3,060	2,395	2,326

	$7,072	$7,422	$10,007	$10,408	$9,263	$8,169	$8,194

Fixed charges:
Interest Expense	$11,210	$11,385	$15,339	$12,732	$9,557	$8,005	$8,434
Interest factor in rent expense	24	21	33	32	24	14	9
Less interest on deposits	(8,623)	(8,571)	(11,430)	(8,868)	(6,521)	(5,624)	(6,117)

	$2,611	$2,835	$3,942	$3,896	$3,060	$2,395	$2,326

Ratio of earnings to fixed charges	2.71	2.62	2.54	2.67	3.03	3.41	3.52